Exhibit 99.1

Contact:	Investors/Analysts: Steve Weber (800) 213-5542 investor@fico.com	Media: Steve Astle (415) 446-6204 stephenastle@fico.com

FICO Announces Preliminary Fiscal Fourth Quarter 2013 Results

SAN JOSE, Calif. – October 14, 2013—FICO (NYSE:FICO), a leading predictive analytics and decision management software company, today announced preliminary results for its fourth fiscal quarter ended September 30, 2013. FICO will release actual results for the fourth quarter after the market closes on October 30, 2013. Fourth quarter results are preliminary, subject to the company’s management completing its customary quarterly closing and review procedures.

Preliminary Fourth Quarter Fiscal 2013 Results

The company anticipates GAAP revenue for its fiscal fourth quarter in the range of $188 million to $190 million, with total fiscal 2013 revenues of $741 million to $743 million, compared to prior annual revenue guidance of $755 million to $765 million.

GAAP EPS for the fourth quarter of fiscal 2013 is expected to be $0.77 to $0.81 per diluted share, and for the full fiscal year to be between $2.47 and $2.51 per share, lower than the full-year GAAP earnings per diluted share guidance of $2.61 to $2.70 per share.

“While our core business remains strong, we continue to experience delays in application license sales to North American banks,” said Will Lansing, chief executive officer. “Our customers are facing uncertainties that have lengthened purchasing decisions and increased the sales cycle for large license transactions.”

Fiscal Fourth Quarter Results Conference Call

The company will host a webcast on October 30, 2013 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) to report its final fourth quarter fiscal 2013 results and provide various strategic and operational updates. The call can be accessed at FICO’s Web site at www.fico.com/investors. A replay of the webcast will be available through January 30, 2014.

The webcast will also be distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.fulldisclosure.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com).

About FICO

FICO (NYSE:FICO) delivers superior predictive analytics that drive smarter decisions. The company’s groundbreaking use of mathematics to predict consumer behavior has transformed entire industries and revolutionized the way risk is managed and products are marketed. FICO’s innovative solutions include the FICO® Score — the standard measure of consumer credit risk in the United States — along with the industry-leading solutions for managing credit accounts, identifying and minimizing the impact of fraud, and customizing consumer offers with pinpoint accuracy. Most of the world’s top banks, as well as leading insurers, retailers, pharma businesses and government agencies rely on FICO solutions to accelerate growth, control risk, boost profits and meet regulatory and competitive demands. FICO also helps millions of individuals manage their personal credit health through www.myFICO.com. Learn more at www.fico.com. FICO: Make every decision count.

Statement Concerning Forward-Looking Information

Except for historical information contained herein, the statements contained in this news release that relate to FICO or its business are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the success of the Company’s Decision Management strategy and reengineering initiative, the maintenance of its existing relationships and ability to create new relationships with customers and key alliance partners, its ability to continue to develop new and enhanced products and services, its ability to recruit and retain key technical and managerial personnel, competition, regulatory changes applicable to the use of consumer credit and other data, the failure to realize the anticipated benefits of any acquisitions, continuing material adverse developments in global economic conditions or in the markets we serve, and other risks described from time to time in FICO’s SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2012 and Form 10-Q for the quarter ended June 30, 2013. If any of these risks or uncertainties materializes, FICO’s results could differ materially from its expectations. FICO disclaims any intent or obligation to update these forward-looking statements.